QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    March 20, 2003

TELEPHONE AND DATA SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14157 (Commission File Number)	36-2669023 (IRS Employer Identification No.)
30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602 (Address of principal executive offices) (Zip Code)
(312) 630-1900 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Item 5.    Other Events.

        This Current Report on Form 8-K/A is being filed for the purpose of amending the Current Report on Form 8-K filed by Telephone and Data Systems, Inc. on February 5, 2003 relating to the announcement of the fourth quarter of 2002 earnings. As a result of a reclassification entry to reduce cash balances and accounts payable by the amount of certain checks outstanding at December 31, 2002, the cash and cash equivalents and accounts payable balances reported on the balance sheet in the Annual Report on Form 10-K for the year ended December 31, 2002 are different than the amounts reported in the earnings release. On page 9 of the earnings release—Consolidated Balance Sheet Highlights table, the cash and cash equivalents balance at December 31, 2002 was reduced from $1,330,291,000 to $1,298,936,000 and accounts payable was reduced from $393,113,000 to $361,758,000 as a result of the change.

        The Balance Sheet Highlights on page 10 of the earnings release has also changed due to the reclassification entry. The following table shows the adjustment to the cash balances as shown in the original earnings release.

	U.S. Cellular	TDS Telecom	TDS Corporate & Other	Intercompany Eliminations	TDS Consolidated
	(Dollars in thousands)
Cash and Cash Equivalents— previously reported	$27,170	$398,078	$905,043	$—	$1,330,291
Reclassification adjustment	(13,015)	(7,545)	(10,795)	—	(31,355)

As Adjusted	14,155	390,533	894,248	—	1,298,936
Affiliated Cash Investments	709	304,065	—	(304,774)	—
Notes Receivable—Affiliates	—	—	447,845	(447,845)	—

	$14,864	$694,598	$1,342,093	$(752,619)	$1,298,936

2

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Telephone and Data Systems, Inc. (Registrant)
Date: March 20, 2003	By:	/s/ D. MICHAEL JACK D. Michael Jack Vice President and Corporate Controller (Principal Accounting Officer)

3

QuickLinks

  Item 5. Other Events.
SIGNATURES